Exhibit 3.153

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:55 PM 10/09/2017
FILED 01:55 PM 10/09/2017
SR 20176533464 - File Number 6573477

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

HILLSTONE PERMIAN RATTLESNAKE, LLC

This Certificate of Formation is being executed as of October 9, 2017 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name.  The name of the limited liability company is Hillstone Permian Rattlesnake, LLC (the “Company”).

2.                                      Registered Office and Registered Agent.  The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Delaware, 19904.  The registered agent of the Company for service of process at such address is Cogency Global Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person